Exhibit 99.1

Catalyst Pharmaceuticals Announces Settlement of U.S. Patent Litigation and

Resolution of Litigation Challenging Ruzurgi® Approval with Jacobus

Pharmaceutical

As Part of the Settlement, Catalyst has Acquired Certain of Jacobus’ Intellectual Property Rights,

Including the U.S. and Mexico Rights to Ruzurgi®

CORAL GABLES, Fla., July 12, 2022 — Catalyst Pharmaceuticals, Inc. (“Catalyst”) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare diseases, today announced that it has settled its ongoing patent infringement litigation with Jacobus Pharmaceutical Company, Inc., (“Jacobus”) and PANTHERx Rare LLC (“PANTHERx”). Catalyst had asserted in its patent litigation that Jacobus and PANTHERx induced infringement by third parties of FIRDAPSE® related patent rights in their marketing and distribution of Ruzurgi®. As part of the settlement, Catalyst will dismiss all claims related to the patent litigation between the companies and has acquired certain of Jacobus’ intellectual property rights, including the rights to develop and commercialize Ruzurgi in the U.S. and Mexico.

Ruzurgi is not currently approved for distribution in the United States as a result of the FDA decision to convert the Ruzurgi approval for pediatric use to a tentative approval following a decision of the U.S. Circuit Court of Appeals for the 11th Circuit. The Appellate Court determined that the approval of the Jacobus NDA for Ruzurgi for pediatric patients violated Catalyst’s orphan drug exclusivity for FIRDAPSE for the treatment of LEMS. Jacobus has also agreed to dismiss its pending Petition for a Writ of Certiorari before the U.S. Supreme Court seeking to overturn the 11th Circuit Court of Appeals decision.

“We are pleased to have reached a mutually agreeable resolution to this litigation, as it removes any further litigation costs and related distractions for Catalyst. Having achieved this meaningful milestone, the plan is to address our ongoing focus on patient’s needs by continuing to supply those patients with other neuromuscular conditions currently being treated with Ruzurgi under investigator-sponsored INDs. At the same time, we will also continue to concentrate our resources on addressing the needs of the LEMS patient community while further evaluating other rare disease opportunities,” said Patrick McEnany, Chairman and Chief Executive Officer of Catalyst. “We also believe that this settlement underscores the strength of the FIRDAPSE intellectual property portfolio as well as our commitment to safeguard that patent estate which includes five Orange Book-listed patents with expiries through 2034.”

“Our mission has always been to bring life-changing therapies to patients and families affected by rare diseases, and we are pleased to have reached a favorable outcome with Catalyst, which shares that same commitment,” stated Laura R. Jacobus, President of Jacobus Pharmaceutical. “We believe that this agreement represents the opportunity to build upon our accomplishments to further serve our patients.”

Pursuant to the terms of the settlement, Catalyst will make a cash payment to Jacobus plus pay Jacobus a low single digit royalty on Catalyst’s U.S. net sales of amifampridine.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare diseases. With exceptional patient focus, Catalyst is committed to developing a robust pipeline of cutting-edge, best-in-class medicines for rare diseases. Catalyst’s New Drug Application for FIRDAPSE® (amifampridine) Tablets 10 mg for the treatment of adults with Lambert-Eaton myasthenic syndrome (“LEMS”) was approved in 2018 by the U.S. Food & Drug Administration (“FDA”), and FIRDAPSE is commercially available in the United States as a treatment for adults with LEMS. Further, Canada’s national healthcare regulatory agency, Health Canada, has approved the use of FIRDAPSE for the treatment of adult patients in Canada with LEMS.

For more information, visit the Company’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the outcome of any post-closing review of the transaction with Jacobus Pharmaceutical by regulators focused on competition concerns, and those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2021 and Catalyst’s other filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Catalyst Pharmaceuticals, Inc.